Exhibit 99.2

FOR IMMEDIATE RELEASE	OCTOBER 16, 2003

ROYAL BANK OF PENNSYLVANIA’S PARENT COMPANY REPORTS AN INCREASE
OF 7% IN NET INCOME FOR THE 3rd QUARTER AND
DECLARES ITS 34th CONSECUTIVE QUARTERLY CASH DIVIDEND

(Narberth, PA) – October 16, 2003 – Royal Bank of Pennsylvania, Inc. reports that consolidated earnings for its holding company, Royal Bancshares of Pennsylvania, Inc., (NASDAQ-RBPAA) for the quarter ended September 30, 2003, were $4.8 million as compared to $4.5 million for the same three month period ended September 30, 2002, a 7% increase. Consolidated basic earnings per share for the three-months ended September 30, 2003 and 2002, were $0.40 and $0.38.

Consolidated total assets increased 7% to $1.2 billion at September 30, 2003, as compared to $1.1 billion at December 31, 2002. Investment securities increased to $539 million at September 30, 2003, as compared to $449 million at December 31, 2002, an increase of 20%. Total deposits at September 30, 2003 decreased 2% to $804 million, as compared to $821 million at December 31, 2002. Total consolidated capital rose to $130 million for the period ending September 30, 2003, as compared to $121 million for the period ended December 31, 2002, a 7% increase.

On October 15, 2003 the Board of Directors of Royal Bancshares of Pennsylvania, Inc. declared its 34th consecutive quarterly cash dividend. This dividend will be twenty-three and seventy-five hundredths cents ($.2375) per share for holders of Class A common stock and twenty-seven and three thousand one hundred twenty five ten-thousandths cents ($.273125) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is October 31, 2003, and the payment date is November 17, 2003.

Royal Bancshares President and CEO Joseph P. Campbell said, “I am pleased with the 3rd quarter results and wish to acknowledge the continued efforts expended by our personnel in achieving our success.”

Royal Bank of Pennsylvania, headquartered in Narberth, Pennsylvania, operates 16 full-service branch offices throughout southeastern Pennsylvania and southern New Jersey, including a branch in Turnersville, New Jersey (operating under the name “Royal Bank of America”). The bank offers a wide variety of products and services, including commercial real estate loans, business loans, residential mortgages and Internet Banking available at www.royalbankpa.com.

The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Joseph P. Campbell
President and CEO
Royal Bancshares of Pennsylvania, Inc
Parent of
Royal Bank of Pennsylvania
610-668-4700
www.royalbankpa.com

ROYAL BANCSHARES OF PENNSYLVANIA
CONDENSED INCOME STATEMENT (Unaudited)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,

(in thousands, except for earnings per share)	2003	2002	2003	2002

Interest Income	$18,197	$19,797	$54,382	$57,772
Interest Expense	7,230	9,254	22,888	27,698

Net Interest Income	10,967	10,543	31,494	30,074
Provision for Loan Losses	197	—	514	250

Net Interest Income after Provision	10,770	10,543	30,980	29,824
Non Interest Income	926	1,230	2,155	2,431
Non Interest Expense	4,713	4,843	13,938	13,921

Income before Taxes	6,983	6,930	19,197	18,334
Income Taxes	2,221	2,468	6,055	5,761

Net Income	4,762	4,462	13,142	12,573
Earnings per share –basic	.40	.38	1.11	1.06

SELECTED RATIOS:

Return on Average Assets	1.7%	1.6%	1.5%	1.6%
Return on Average Equity	15.3%	15.3%	13.9%	14.8%
Average Equity to Assets	10.8%	10.7%	10.9%	11.1%
Book Value Per Share	$10.91	$9.90

CONDENSED BALANCE SHEET

(in thousands)	Sept 30, 2003	December 31, 2002
	(unaudited)
Cash and Cash Equivalents	$42,117	$40,571
Investment Securities	538,788	448,930
Loans Held for Sale	5,544	8,119
Loans (net)	529,633	556,145
Bank Premises (net)	7,677	8,002
Accrued Interest receivable	15,841	13,778
Other Assets	26,487	12,939

Total Assets	$1,166,087	$1,088,484

Deposits	$803,668	$820,840
Borrowings	212,000	127,500
Other Liabilities	19,505	18,088
Minority Interest	800	726
Shareholder’s Equity	130,114	121,330

Total Liabilities and Shareholders Equity	$1,166,087	$1,088,484